EXHIBIT 10.3

Equity Incentive Plan for Executive Officers

On August 30, 2011, the Board of Directors (the “Board”) of GS Maritime Holding LLC (“GS Maritime”), the ultimate parent of United Maritime Group, LLC (the “Company”), approved the Executive Incentive Plan (the “Plan”). The Plan is a cash incentive plan designed to tie executive compensation to the achievement of Company and individual objectives. The Company’s executive officers, including all of the named executive officers other than the Chief Executive Officer, are eligible to participate in the Plan.

The Plan provides for a target incentive award calculated as a percentage of the executive officer’s base salary. The ranges of target incentive percentages for the executive officers participating in the Plan are as follows:

•	Executive and Senior Vice Presidents

•	Minimum percentage of 75% of base salary

•	Maximum percentage of 120% of base salary

•	Vice Presidents

•	Minimum percentage of 60% of base salary

•	Maximum percentage of 120% of base salary

The awards will be determined based on achievement of specified objectives during each calendar year, with the portion of the target incentive award allocated to the objectives as follows:

•	70% based on and measured against the Company’s budgeted earnings before interest, taxes, depreciation and amortization (net of target incentive awards) (“EBITDA”);

•	10% based on and measured against the Company’s safety improvement (measured by the percentage improvement in recordable injury rates from the prior year); and

•	20% based on achievement of other Company and individual goals determined in the discretion of the Board.

The incentive awards will be calculated and paid in the first quarter of the following calendar year. The EBITDA and safety components of the awards are subject to the following minimum thresholds for payout, maximum targets and applicable target incentive percentages:

Target Payout Ranges

	Minimum	Maximum
EBITDA	100% of Budget EBITDA	120% of Budget EBITDA

Safety	5% improvement over prior yr	10% improvement over prior yr

The target incentive percentages for the EBITDA and safety components increase linearly if the Company’s performance exceeds the applicable minimum thresholds, up to the participant’s maximum percentage.

The target incentive percentage applicable to the discretionary component will range between the participant’s minimum and maximum percentage based on the level of achievement as determined by the Board.

Under the Plan, the Board may, in its discretion, make awards if minimum thresholds are not achieved.